                                                                    EXHIBIT 23.1


                              CONSENT OF KPMG LLP


The Board of Directors
Corn Products International, Inc.

We consent to incorporation by reference in this registration statement on Form S-3 of Corn Products International, Inc. of our report dated January 29, 1999, relating to the consolidated balance sheets of Corn Products International, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Corn Products International, Inc., and to the reference under the heading "Experts" in the prospectus.

                                                       KPMG LLP





Chicago, Illinois
August 9, 1999